File No. 333-111888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Post-Effective Amendment to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPARTAN MOTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2078923 (IRS Employer Identification Number)

1541 Reynolds Road Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

SPARTAN MOTORS, INC.
SPARTAN MOTORS RETIREMENT PLAN
(Full Title of the Plan)

Lori L. Wade Spartan Motors, Inc. 1541 Reynolds Road Charlotte, Michigan 48813 (Name and Address of Agent for Service)	Copies to:	Kimberly Baber Varnum, LLP 333 Bridge Street NW Grand Rapids, Michigan 49504

(517) 543-6400
(Telephone Number, Including Area Code, of Agent for Service)

 Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (the "Registration Statement"), File No. 333-111888, which originally registered 500,000 shares of common stock, $0.1 par value, of Spartan Motors, Inc. (the "Company") for issuance pursuant to the Spartan Motors Retirement Plan (the "Plan"), formerly known as the Spartan Motors Profit Sharing and Retirement Plan. In addition, the Registration Statement covered an indeterminate amount of interests to be offered or sold pursuant to the Plan. This Post-Effective Amendment is being filed to deregister any and all shares of Company common stock and related Plan interests previously registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement. The Company has ceased offering its common stock as an investment option pursuant to the Plan.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 (File No. 333-111888) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of Michigan, on this 17th day of June, 2013.

SPARTAN MOTORS, INC. (Registrant)
/s/ Lori L. Wade
Lori L. Wade Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Sztykiel and Lori L. Wade, and each of them, as attorney-in-fact and agent, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all further amendments to the Registration Statement amended by this Post-Effective Amendment and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: June 17, 2013	/s/ John E. Sztykiel
John E. Sztykiel Director, President and Chief Executive Officer (Principal Executive Officer)

Date: June 17, 2013	/s/ Lori L. Wade
Lori L. Wade Interim Chief Financial Officer (Principal Accounting and Financial Officer)

Date: June 12, 2013	/s/ Hugh W. Sloan, Jr.
Hugh W. Sloan, Jr., Director

Date: June 12, 2013	/s/ Richard R. Current
Richard R. Current, Director

Date: June 13, 2013	/s/ Andrew M. Rooke
Andrew M. Rooke, Director

Date: June 14, 2013	/s/ Kenneth Kaczmarek
Kenneth Kaczmarek, Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Post-Effective Amendment to Registration Statement on Form S-8 (File No. 333-111888) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of Michigan, on this 17th day of June, 2013.

SPARTAN MOTORS RETIREMENT PLAN (Plan)
/s/ Janine Nierenberger
Janine Nierenberger Administrator of the Spartan Motors Retirement Plan